Exhibit 99.1

Tim Dreyer

+1 630 227 8312

tim.dreyer@aspect.com

Aspect Introduces Mohamad Ali as CEO for Aspect’s

New Workforce Optimization Division

•	New role designed to accelerate Aspect’s market growth for the company’s Next Generation Customer Experience solutions.

•	Jim Foy to continue as CEO of the newly-formed interaction management division and assumes role of Executive Chairman of the board of directors.

Date: 06/05/2012, Chelmsford, Massachusetts

Aspect, a leading provider of customer contact, enterprise workforce optimization and Microsoft platform solutions, today announced the appointment of Mohamad Ali to the newly created role of CEO of the workforce optimization division. As a key member of the executive team, Ali will play a critical role in accelerating Aspect’s market growth, customer development and product innovation. Current Aspect CEO Jim Foy will be the CEO of the interaction management division and also assume the role of Executive Chairman of Aspect’s Board of Directors.

Before joining Aspect, Ali was a senior vice president at Avaya, serving as president of Avaya’s global services business, and previously as senior vice president of corporate development and strategy. Ali has also held various senior positions at IBM including business development and strategy for the information management division where he sourced and integrated key acquisitions, including Cognos, FileNet and Ascential Software.

“As a 20-year industry veteran with a background in information management and collaborative technologies, Mohamad brings the considerable benefit of his experience to Aspect and our commitment to delivering differentiated customer value,” said Jim Foy, Aspect Executive Chairman. “Workforce optimization is a foundational element of our vision for next generation customer experience solutions. Having Mohamad lead our efforts on that front is critical to our continued success in the market.”

“Aspect early-on saw the promise of integrating Unified Communications and Collaboration enterprise technologies with next generation customer experience in optimizing customer-company interactions”, Ali stated. “My focus on workforce optimization affords me a particularly exciting opportunity to build on Aspect’s leadership to expand optimization to customer experience processes across the enterprise.”

Mohamad holds a bachelor’s degree and a master’s in electrical engineering, both from Stanford University. He serves on the board of Ember Corporation, on the Leadership Council of Oxfam America, and as chairman of the Massachusetts Technology Leadership Council. He was named to Boston Business Journal’s 2008 “40 Under 40” list, and recognized by Massachusetts High Tech magazine as a 2011 All-Star.

About Aspect

Aspect builds customer-company relationships through a combination of customer contact software and Microsoft platform solutions along with workforce optimization for the enterprise. For more information, visit www.aspect.com.

Follow Aspect on Twitter at @AspectUC. Read our blogs at http://blogs.aspect.com.

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